Exhibit 3.1
CERTIFICATE OF DESIGNATIONS OF
SERIES A PREFERRED STOCK OF
WATSON PHARMACEUTICALS, INC.
          WATSON PHARMACEUTICALS, INC., a Nevada corporation (the “Corporation”), certifies that pursuant to the authority contained in Article V of its Articles of Incorporation, and in accordance with the provisions of Section 78.195 of the Revised Statutes of the State of Nevada, the Board of Directors of the Corporation (the “Board of Directors”) has adopted the following resolution creating a series of its Preferred Stock, no par value per share, designated as Series A Preferred Stock:
          NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby establishes and creates a series of Preferred Stock, no par value per share, of the Corporation and that the designation and number of shares thereof and the voting and other powers, preferences, and relative, participating, optional or other special rights relating to an additional series of Preferred Stock are as follows:
Section 1. Designation. This series of Preferred Stock shall be designated “Series A Preferred Stock.”
Section 2. Number. The number of authorized shares constituting the Series A Preferred Stock shall be 200,000 shares.
Section 3. Stated Value. The Series A Preferred Stock shall be assigned a stated value of $1,000 per share (the “Stated Value”).
Section 4. Dividends. The holders of Series A Preferred Stock shall be entitled to receive dividends, when and if declared by the Board of Directors, in such amounts as declared by the Board of Directors.
Section 5. Rank. The Series A Preferred Stock shall, with respect to rights upon liquidation, winding up or dissolution, rank (i) prior and senior to any class of the Corporation’s common stock, par value $0.0033 per share (the “Common Stock”) (any such class, the “Junior Stock”), (ii) pari passu with any shares of a class or a series of capital stock of the Corporation (other than the Junior Stock) which is by its terms expressly made to rank pari passu with the Series A Preferred Stock at the time outstanding as to payment of liquidation preference or redemption rights (the “Parity Stock”), and (iii) prior to any other capital stock of the Corporation regardless of class or series, and regardless of whether such other capital stock is by its terms made senior to the Series A Preferred Stock as to liquidation preference or redemption rights. The Corporation may not authorize, create and issue any class or series of capital stock which is by its terms made senior to the Series A Preferred Stock as to liquidation preference or redemption rights.

     Section 6. Liquidation Preference.
     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, an amount equal to the Stated Value per share of Series A Preferred Stock held by such holder. Payment of the liquidation preference to holders of the Series A Preferred Stock shall be made (i) before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class or series of Junior Stock by reason of their ownership thereof and (ii) pari passu with any payment made or assets distributed to the holders of Parity Stock by reason of their ownership thereof. After the payment to the holders of the Series A Preferred Stock of the full Stated Value, no further payments shall be made to the holders of the Series A Preferred Stock by reason of their ownership thereof and, after any payment due to holders of the Parity Stock, any remaining assets of the Corporation shall be distributed with equal priority and pro rata among the holders of the Junior Stock.
     (b) If, upon any liquidation, dissolution, or winding up of the Corporation, the liquidation preference payable to the holders of Series A Preferred Stock pursuant to Section 6(a) is not paid in full, then the amount paid shall be distributed ratably among the holders of Series A Preferred Stock and the Parity Stock, to the exclusion of the holders of Common Stock or any other shares ranking on liquidation junior to the Series A Preferred Stock.
     Section 7. Redemption.
     (a) Mandatory Redemption. All outstanding shares of Series A Preferred Stock shall be redeemed by the Corporation on December 2, 2012 (the “Mandatory Redemption Date”), at a per share redemption price equal to the Stated Value, payable in cash out of funds legally available therefor (the “Mandatory Redemption”).
     (b) Change in Control Redemption. Upon the occurrence of a Change in Control Event, the Corporation or its successor in interest shall have the right to redeem all of the outstanding Series A Preferred Stock for a price per share equal to the Stated Value (the “Change in Control Consideration”). A “Change in Control Event” shall mean the occurrence of any of the following: (i) a sale of assets representing fifty percent (50%) or more of the net book value and of the fair market value of the Corporation’s consolidated assets (in a single transaction or in a series of related transactions); (ii) a merger or consolidation involving the Corporation or any subsidiary of the Corporation after the completion of which: (A) in the case of a merger (other than a triangular merger) or a consolidation involving the Corporation, the stockholders of the Corporation immediately prior to the completion of such merger or consolidation beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger or consolidation, and (B) in the case of a triangular merger involving the Corporation or a subsidiary of the Corporation, the stockholders of the Corporation immediately prior to the completion of such merger beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger and less than fifty percent (50%) of the combined voting power of the parent of the surviving entity in such merger; (iii) an acquisition by any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions), other than any employee benefit plan, or related trust, sponsored or maintained by the Corporation or an affiliate of the Corporation and other than in a merger or consolidation of the type referred to in subsection (ii), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of outstanding voting securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation (in a single transaction or series of related transactions); or (iv) in the event that the individuals who, as of the date hereof, are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board of Directors; provided, that if the election or nomination for election by the Corporation’s stockholders of any new member of the Board of Directors is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board of Directors shall be considered as a member of the Incumbent Board.
(c) Method of Redemption.
     (i) Mandatory Redemption. At least ten (10) but no more than thirty (30) days prior to the Mandatory Redemption Date, the Corporation shall deliver written notice to each holder of record of the Series A Preferred Stock to be redeemed, at the address last shown on the records of the Corporation, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Mandatory Redemption Date, the Stated Value, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Mandatory Redemption Notice”). Once delivered, a Mandatory Redemption Notice is irrevocable. Except as provided in Section 8 on or after the Mandatory Redemption Date, each holder of the Series A Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Mandatory Redemption Notice, and thereupon the Stated Value of such shares shall be payable to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.
     (ii) Change in Control Redemption. The Corporation or its successor in interest may, at its election, deliver written notice to each holder of Series A Preferred Stock (a “Notice of Occurrence of Change in Control Event”) within five (5) days after the occurrence of a Change in Control Event, specifying that a Change in Control Event has occurred, the material facts and circumstances of such Change in Control Event, the redemption date (no more than ten (10) days following deliver of notice, the “Change in Control Redemption Date”), the Change in Control Consideration, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Change in Control Redemption Notice”). Upon receipt of a Notice of Occurrence of a Change in Control Event, except as provided in Section 8 on or after the Change in Control Redemption Date, each holder of the Series A Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Change in Control Redemption Notice, and thereupon the Change in Control Consideration shall be payable to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.
     (iii) In the event that the Corporation shall default in its obligation to redeem all the outstanding shares of Series A Preferred Stock as per Section 7(a) hereof, interest shall accrue upon the aggregate Stated Value of those shares of Series A Preferred Stock that remain outstanding after the Mandatory Redemption Date at an annual rate equal to 10%, payable on a monthly basis pro rata to the holders of the Series A Preferred Stock in accordance with their outstanding interests.
Section 8. No Further Rights. From and after the Mandatory Redemption Date or the Change in Control Redemption Date, unless there shall have been a default of the Corporation’s payment obligations pursuant to Section (7)(a) or (b), as applicable, all rights of the holders of shares of Series A Preferred Stock designated for redemption (except the right to receive the Stated Value or Change in Control Consideration, as applicable, without interest upon surrender of their certificate or certificates) shall cease with respect to the shares to be redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or its successor in interest or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available under applicable state corporate law (but without regard to any contractual agreement) for redemption of shares of Series A Preferred Stock on any redemption date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights, preferences and privileges provided in this Certificate of Designation. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem but which it has not redeemed.
Section 9. Amendment and Voting Rights. For so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not amend, alter or repeal any terms, preferences, special rights or powers of the Series A Preferred Stock without the written consent or affirmative vote of the holders of at least two thirds of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. In the event of any amendment, alteration or repeal of any terms, preferences, special rights or powers of the Series A Preferred Stock by written consent, the Corporation shall promptly provide notice of such amendment, alteration or repeal. Except as expressly provided in this Section 9, or as required by applicable Nevada law, the holders of Series A Preferred Stock shall not be entitled to any voting rights as stockholders of the Corporation.
Section 10. Tax Withholding. Notwithstanding anything to the contrary in Section 11(a) of that certain Escrow Agreement dated as of December 2, 2009, the Corporation shall be entitled to deduct and withhold from amounts paid or distributed with respect to the Series A Preferred Stock such amounts as the Corporation is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable tax law, with the making of such payment or distribution; provided, however, that in the event of a deduction or withholding which is not required by law, the Corporation shall indemnify and hold harmless the holders of the Series A Preferred Stock to the extent of any costs and taxes not recovered from the applicable taxing authority; provided, further, however, that such holder shall have pursued and exhausted all reasonable remedies to recover such taxes from such taxing authority. In addition, to the extent that the Corporation does not withhold from amounts paid or distributed with respect to the Series A Preferred Stock and it is subsequently determined that such withholding was required by law, the holders of the Series A Preferred Stock shall severally and not jointly indemnify and hold harmless the Corporation to the extent of any costs and taxes that are due and owing from the Corporation to the applicable taxing authority. The Corporation shall timely remit to the appropriate taxing authority any and all amounts so deducted or withheld and timely file all tax returns and provide to each holder such information statements and other documents required to be filed or provided under applicable tax law.

          IN WITNESS WHEREOF, said Watson Pharmaceuticals, Inc. has caused this Certificate of Designations to be duly executed as of December 1, 2009.

WATSON PHARMACEUTICALS, INC., a Nevada corporation
By:	/s/ David Buchen
	Name:	David Buchen
	Title:	Senior Vice President, General Counsel and Secretary

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